Exhibit 99.1

Media Contacts:
Sarah Robinson
Orkin
404.888.2917

Tiffani Thomas
Jackson Spalding
For Orkin
404.419.9341

Orkin Establishes First Franchise in China

Pest Control Leader Opens First Chinese Franchise

ATLANTA, March 16, 2011 — Rollins, Inc., a nationwide consumer services company (NYSE:ROL), announced today that the company, through its wholly owned subsidiary Orkin, has established a new international franchise in Shanghai, China. This franchise is Orkin’s first in China.

“The commercial growth that China continues to experience both nationally and through the establishment of operations by numerous foreign companies provides us with a tremendous opportunity to introduce our integrated pest management  procedures,” said Tom Luczynski, Orkin vice president of international development and franchising. “We are pleased to bring Orkin’s quality pest control services to China.”

The franchise will concentrate on offering commercial pest control, especially in hotels, office buildings, food processing, restaurants, hospitals and apartments. Qi Hong, Xi Zhang, Yingying Chenand and Changyun Wen have formed a partnership and will open the franchise together. Orkin Shanghai will begin operations mid-2011.

Last month, Franchise General Managers Qi Hong and Du Chao traveled to Atlanta, Orkin’s U.S. headquarters, for initial training at the company’s award-winning training center.

“We are pleased to partner with Orkin and offer pest control solutions to customers in Shanghai,” said Qi Hong. “Businesses will benefit from the professional and superior pest control services that Orkin provides to its customers.”

About Rollins

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., Orkin PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the Company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, the Caribbean, the Middle East, Asia, the Mediterranean and Europe from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at http://orkin.com, http://pestdefense.com, http://westernpest.com, http://indfumco.com, http://walthamservices.com, http://cranepestcontrol.com, http://trutechinc.com, and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects in the United States, Canada, Europe, Central America, the Middle East, the Caribbean, Asia and the Mediterranean. With more than 400 locations, Orkin’s almost 8,000 employees serve approximately 1.7 million customers. The company serves homeowners and numerous industries, including food and beverage processing, foodservice, hospitality, healthcare, retail, warehousing, property/facilities management, schools and institutions. Orkin is proud to be recognized by the National Pest Management Association as a QualityPro and GreenPro-certified company, addressing not only our customer’s pest control needs, but also their concern for protecting the environment. Learn more about Orkin at http://orkin.com . Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

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